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                                NEWS RELEASE
                              October 16, 1997

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                           KANKAKEE BANCORP, INC.
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310 South Schuyler Avenue
P.O. Box 3                                                   (815) 937-4440
Kankakee, IL 60901-0003                                  Fax (815) 937-3674

For more information contact:
   James G. Schneider, Chairman, President and CEO
   Michael A. Stanfa, Executive Vice President        For Immediate Release
   Ronald J. Walters, Vice President and Treasurer

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                 KANKAKEE BANCORP, INC. ANNOUNCES BANK ACQUISITION
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     Kankakee, Illinois....(October 16, 1997) Kankakee Bancorp, Inc.
(AMEX:KNK), today announced that the Company has entered into an agreement to purchase for cash the Coal City National Bank ("CCNB") from Coal City Corporation, a multi-bank holding company headquartered in Chicago, Illinois.

     The $50 million asset CCNB is headquartered in Coal City, Illinois, which is 25 miles northwest of Kankakee. It also has full-service offices in nearby Diamond and Braidwood, Illinois. The purchase, which is subject to completion of due diligence and regulatory approvals, is expected to be completed no later than the second quarter of 1998.

     According to James G. Schneider, Chairman, President and CEO of Kankakee Bancorp, "The acquisition of Coal City National Bank provides a strategic fit with Kankakee Bancorp's Kankakee Federal Savings Bank. The expansion into those nearby markets brings the benefit of an established customer base which is very similar to the people we have been serving for 112 years. Coal City's community-oriented staff also has the same focus as Kankakee's."

     Under current plans, CCNB's offices will become full-service offices of the Company's wholly-owned subsidiary, Kankakee Federal Savings Bank ("Kankakee FSB"). Kankakee FSB, a $335 million savings institution, is headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. It currently operates eight full-service offices in the following Illinois communities: Ashkum, Bradley-Bourbonnais, Champaign, Dwight, Herscher, Hoopeston, Manteno and Momence.

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